Exhibit 99.1

Novocure Reports First Quarter 2018 Financial Results and Provides Company Update

2,009 active patients at March 31, 2018, an increase of 59 percent versus March 31, 2017

Delivered quarterly net revenues of $52.1 million, representing 49 percent growth versus the first quarter 2017

NCCN guidelines updated to recommend Optune in combination with temozolomide as a category 1 treatment for newly diagnosed glioblastoma

Positive topline results from STELLAR trial in mesothelioma exceeded the results of the interim analysis for all efficacy endpoints

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the quarter and year ended March 31, 2018, highlighting year-over-year growth in active patients and net revenues. Novocure is a global oncology company developing a proprietary platform called Tumor Treating Fields for the treatment of solid tumor cancers. Tumor Treating Fields is a cancer therapy that uses electric fields tuned to specific frequencies to disrupt cell division, inhibiting tumor growth and causing affected cancer cells to die.

First quarter 2018 highlights include:

	Three months ended March 31,
	2018	2017	% Change

Non-financial
Active patients at period end(1)	2,009	1,266	59%
Prescriptions received in period(2)	1,258	894	41%

Financial, in millions
Net revenues	$52.1	$34.9	49%
Net income (loss)	$(20.7)	$(18.0)	-15%

Cash and cash equivalents at the end of period	$111.6	$84.6
Short-term investments at the end of period	$104.7	$104.7

(1)

An “active patient” is a patient who is on Optune under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

(2)

A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Optune for a patient not previously on Optune. Orders to renew or extend treatment are not included in this total.

“We are pleased with our continued commercial momentum during the first quarter 2018. Our ongoing sales and marketing efforts, the December 2017 publication of final EF-14 analysis in JAMA and our strong presence at SNO in November 2017 all contributed to growing awareness and confidence in Optune,” said Asaf Danziger, Novocure’s Chief Executive Officer. “We had more than 2,000 patients on therapy at quarter end, representing thirteen consecutive quarters of active patient growth since the initial presentation of our EF-14 data in newly diagnosed glioblastoma. We delivered $52.1 million in first quarter 2018 revenues and approached $200 million in trailing twelve-month revenues, further establishing our position as a global oncology company with increasing commercial scale.”

“In March 2018, the National Comprehensive Cancer Network (NCCN) updated its globally recognized Clinical Practice Guidelines in Oncology® (NCCN Guidelines®) for Central Nervous System Cancers to include alternating electric field therapy as a category 1 treatment for newly diagnosed glioblastoma in combination with temozolomide after maximal safe resection and completion of radiation therapy in March 2018,” continued Mr. Danziger. “We believe the updated NCCN guidelines will further increase physician awareness, especially in the radiation oncology and medical oncology communities, helping us to reach patients earlier in the course of this aggressive disease.”

“I am very pleased to announce that last week we reported positive top-line results from our STELLAR phase 2 pilot trial in mesothelioma. These results exceeded the results of the interim analysis for all efficacy endpoints and demonstrated clinically meaningful improvements in overall survival and progression free survival,” added William Doyle, Novocure’s Executive Chairman. “Mesothelioma is the first indication outside of the brain for which Novocure will pursue FDA approval.”

“We believe a significant opportunity remains to increase penetration and reimbursement in our active GBM markets and to expand into additional geographic markets. In parallel, we will advance our clinical pipeline in additional indications with high unmet needs,” noted Mr. Doyle. “With more than $216 million cash on hand at the end of the quarter, we believe we are in a position of strength to continue to execute our two-pronged strategy.”

First quarter 2018 operating statistics and financial update

There were 2,009 active patients on Optune at March 31, 2018, representing 59 percent growth versus March 31, 2017, and 10 percent growth versus December 31, 2017. The increase in active patients was driven primarily by prescription growth and by an increase in the percentage of active patients with a newly diagnosed GBM diagnosis who typically have a longer duration of treatment with Optune. In the first quarter 2018, approximately two-thirds of Optune prescriptions were written for newly diagnosed GBM.

•	In the United States, there were 1,445 active patients on Optune at March 31, 2018, representing 55 percent growth versus March 31, 2017.
•	In Germany and other EMEA markets, there were 544 active patients on Optune at March 31, 2018, representing 64 percent growth versus March 31, 2017.
•	In Japan, there were 20 active patients on Optune at March 31, 2018, representing 900 percent growth versus March 31, 2017.

Additionally, 1,258 prescriptions were received in the three months ended March 31, 2018, representing 41 percent growth compared to the same period in 2017, and 15 percent growth versus the three months ended December 31, 2017. The increase in prescriptions was driven primarily by commercial activities in our currently active markets.

•	In the United States, 946 prescriptions were received in the three months ended March 31, 2018, representing 38 percent growth compared to the same period in 2017.
•	In Germany and other EMEA markets, 282 prescriptions were received in the three months ended March 31, 2018, representing 37 percent growth compared to the same period in 2017.
•	In Japan, 30 prescriptions were received in the three months ended March 31, 2018, representing 900 percent growth compared to the same period in 2017.

For the three months ended March 31, 2018, net revenues were $52.1 million, representing 49 percent growth versus the same period in 2017. Revenue growth was primarily driven by increased Optune adoption in the United States and Germany and initial launch efforts Japan, partially offset by the absence of one-time benefits from the 2017 cash to accrual revenue recognition transition.

For the three months ended March 31, 2018, cost of revenues was $18.2 million compared to $11.7 million for the same period in 2017, representing an increase of 56 percent. The increase was primarily driven by the cost of shipping transducer arrays to a higher volume of commercial patients, as well as an increase in field equipment depreciation.

Research, development and clinical trials expenses for the three months ended March 31, 2018, were $11.1 million compared to $9.4 million for the same period in 2017, representing an increase of 18 percent. This was primarily due to an increase in clinical trial and personnel expenses for our LUNAR, METIS, and PANOVA trials and an increase in investigator sponsored trial costs.

Sales and marketing expenses for the three months ended March 31, 2018, were $18.1 million compared to $14.8 million for the same period in 2017, representing an increase of 23 percent. This was primarily due to increased marketing expenses, increased personnel and facility expenses to support our geographical expansion in Japan and Austria and an increase in share-based compensation.

General and administrative expenses for the three months ended March 31, 2018, were $17.3 million compared to $12.4 million for the same period in 2017, representing an increase of 39 percent. This was primarily due to increase in share-based compensation.

Personnel costs for the three months ended March 31, 2018, included $8.5 million in non-cash share-based compensation expenses, comprised of $0.2 million in cost of revenues; $0.9 million in research, development and clinical trials; $1.4 million in sales and marketing; and $6.0 million in general and administrative expenses. Total non-cash share-based compensation expenses for the first quarter 2017 were $4.6 million.

Net loss for the three months ended March 31, 2018, was $20.7 million compared to net loss of $18.0 million for the same period in 2017, representing a decline of 15 percent.

At March 31, 2018, we had $111.6 million in cash and cash equivalents and $104.7 million in short-term investments, for a total balance of $216.3 million in cash, cash equivalents and short-term investments.

Anticipated clinical trial milestones

•	Phase 2 pilot STELLAR trial in mesothelioma data presentation (2H 2018)
•	Initiation of phase 3 pivotal trial in recurrent ovarian cancer (2H 2018)
•	Data collection from phase 3 pivotal METIS trial in brain metastases (2020)
•	Data collection from phase 3 pivotal LUNAR trial in non-small cell lung cancer (2021)
•	Data collection from phase 3 pivotal PANOVA 3 trial in locally advanced pancreatic cancer (2022)

Conference call details

Novocure will host a conference call and webcast to discuss first quarter 2018 financial results today, Thursday, April 26, 2018, at 8 a.m. EDT. Analysts and investors can participate in the conference call by dialing 855-442-6895 for domestic callers and 509-960-9037 for international callers, using the conference ID 2384187.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call.

Upcoming investor events

Novocure will be participating in two investor conferences in May. Dr. Eilon Kirson, Novocure’s Chief Scientific Officer and Head of Research and Development, will participate in a fireside chat at the Deutsche Bank 43rd Annual Healthcare Conference on May 9, 2018, in Boston. Dr. Kirson’s presentation will begin at 8:40 a.m. EDT and will be followed by a Q&A session.

Additionally, William Doyle, Novocure’s Executive Chairman, will participate in the UBS 2018 Global Healthcare Conference on May 22, 2018, in New York. Mr. Doyle’s presentation will begin at 8:30 a.m. EDT and will be followed by a Q&A session.

Live audio webcasts of these presentations can be accessed from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for replay for at least 14 days following the relevant presentation.

About Novocure

Novocure is a global oncology company developing a proprietary platform technology called Tumor Treating Fields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized product is approved for the treatment of adult patients with glioblastoma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer and mesothelioma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 22, 2018, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended March 31,		Year ended December 31,
	2018	2017	2017
	Unaudited		Audited
Net revenues	$52,125	$34,880	$177,026
Cost of revenues	18,238	11,664	55,609

Gross profit	33,887	23,216	121,417

Operating costs and expenses:
Research, development and clinical trials	11,104	9,411	38,103
Sales and marketing	18,135	14,756	63,528
General and administrative	17,325	12,422	59,114

Total operating costs and expenses	46,564	36,589	160,745

Operating loss	(12,677)	(13,373)	(39,328)
Financial expenses, net	4,853	2,446	9,169

Loss before income taxes	(17,530)	(15,819)	(48,497)
Income taxes	3,194	2,226	13,165

Net loss	$(20,724)	$(18,045)	$(61,662)

Basic and diluted net loss per ordinary share	$(0.23)	$(0.21)	$(0.70)

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	89,985,612	87,452,983	88,546,719

Consolidated Balance Sheets

USD in thousands (except share data)

	March 31,	December 31,
	2018	2017
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$111,603	$78,592
Short-term investments	104,712	104,719
Restricted cash	2,158	2,126
Trade receivables	34,044	29,567
Receivables and prepaid expenses	9,939	8,105
Inventories	20,386	22,025
Total current assets	282,842	245,134

LONG-TERM ASSETS:
Property and equipment, net	8,902	9,031
Field equipment, net	9,020	9,036
Severance pay fund	113	111
Other long-term assets	2,602	1,986
Total long-term assets	20,637	20,164

TOTAL ASSETS	$303,479	$265,298

Consolidated Balance Sheets

USD in thousands (except share data)

	March 31,	December 31,
	2018	2017
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$19,419	$17,206
Other payables and accrued expenses	25,340	32,996
Total current liabilities	44,759	50,202

LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	149,160	97,342
Employee benefit liabilities	2,522	2,453
Other long-term liabilities	920	1,737
Total long-term liabilities	152,602	101,532

TOTAL LIABILITIES	197,361	151,734

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 90,398,901 shares and 89,478,032 shares at March 31, 2018 (unaudited) and December 31, 2017, respectively	-	-
Additional paid-in capital	708,266	697,165
Accumulated other comprehensive loss	(1,328)	(1,343)
Accumulated deficit	(600,820)	(582,258)
Total shareholders' equity	106,118	113,564

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$303,479	$265,298

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212-767-7558